Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

March 10, 2017

Donnelley Financial Solutions, Inc.,

        35 West Wacker Drive,

              Chicago, Illinois 60601.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $300,000,000 principal amount of 8.250% Senior Notes due 2024 (the “Securities”) of Donnelley Financial Solutions, Inc., a Delaware corporation (the “Company”), to be issued in exchange for the Company’s outstanding 8.250% Senior Notes due 2024 (the “Initial Securities”), pursuant to the Indenture, dated as of September 30, 2016 (the “Indenture”) among the Company, the subsidiaries of the Company party thereto (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors of the Company’s obligations under the Securities and the Indenture, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when (i) the Registration Statement on Form S-4 relating to the Securities and the Guarantees (the “Registration Statement”) has become effective under the Act, (ii) the Securities and the Guarantees have been duly executed, authenticated and issued as provided in the Indenture and delivered in exchange for the Initial Securities as contemplated in the Registration Statement, the Securities and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Donnelley Financial Solutions, Inc.	-2-

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP